EXHIBIT 99.1

FLOTEK INDUSTRIES, INC. ANNOUNCES

STRONG THIRD QUARTER 2007 EARNINGS

HOUSTON, October 31, 2007, - Flotek Industries, Inc. (AMEX: FTK) a technology-driven growth company serving the oil, gas, and mining industries, today announced the Company earned net income of $5.0 million, or $0.26 per fully diluted share for the third quarter of 2007 compared to $3.5 million or $0.19 per fully diluted share for the third quarter of 2006. Net income and fully diluted earnings per share increased 44% and 37%, respectively, in the third quarter of 2007 versus the third quarter of 2006. Sequentially, third quarter revenue was 10% higher and net income was 4% higher than the second quarter of 2007.

Flotek effected a 2-for-1 split of its common stock for stockholders of record as of the close of business on July 3, 2007. Flotek stock began trading at the split-adjusted price on July 12, 2007. All earnings per share calculations reflect the new split-adjusted share count.

Flotek’s revenues for the third quarter of 2007 rose 43% to $41.7 million, compared to $29.2 million for the third quarter of 2006. Revenue increased in our Chemical and Logistics and Drilling Products segments due to increased acceptance of our products, the acquisition of Triumph Drilling Tools, Inc. in January 2007, the acquisition of Sooner Energy Services, Inc. in August 2007, and expansion of our rental tool fleet. Approximately 65% of the overall revenue growth related to organic growth of our existing businesses.

Jerry D. Dumas, Sr., Chairman, President and Chief Executive Officer of Flotek remarked, “The drop in Rocky Mountain wellhead gas prices and associated drop in gas drilling and production delayed sales in our chemical, drilling and artificial lift divisions. Despite this, we are on track and performing at or above plan and making progress on several strategic initiatives. Based on our performance we reiterate our guidance of $1.00 per share on a fully diluted basis for 2007. “

We report our results under three segments:

•

The Chemicals and Logistics segment develops, manufactures and markets specialty chemicals used in oil and gas well cementing, stimulation, acidizing, drilling, and production treatment. The segment provides bulk blending and transload services for products used in well cementing.

•	The Drilling Products segment rents, inspects, manufactures and markets downhole drilling equipment for the energy, mining, water well and industrial drilling sectors.
•

The Artificial Lift segment manufactures and markets artificial lift equipment which includes the Petrovalve line of beam pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

Chemicals and Logistics Segment

Chemicals and Logistics revenue increased $9.7 million, or 71%, for the three months ended September 30, 2007 compared the same period in 2006. The increase in revenue is a result of an increase in sales volume of our proprietary specialty chemicals to a broader client base in an expanding geographic area. The most significant revenue growth occurred in the Mid-Continent, South Texas and

Gulf Coast regions. Sales of our proprietary, biodegradable, environmentally benign ‘green’ chemicals grew 135% to $16.0 million in the third quarter of 2007 from $6.8 million in the third quarter of 2006.

On September 5, 2007 the Company acquired Sooner for $7.1 million in cash to establish a platform for expansion into production chemicals. Sooner develops, produces and distributes specialty chemical products and services for the drilling and production of natural gas. The Sooner acquisition contributed approximately $0.5 million in revenue during the third quarter of 2007.

Income from operations increased $4.1 million, or 86%, for the three months ended September 30, 2007 compared to the same period in 2006. Income from operations as a percentage of revenue increased to 38% for the three months ended September 30, 2007 compared to 35% for the three months ended September 30, 2006 due to increased overall sales activity. The increase in operating profit is driven by a continued shift in sales mix to higher margin patented and proprietary products. Green chemical sales made up approximately 69% of overall revenue for the segment for the three months ended September 30, 2007 compared to 50% for the same period in 2006.

Drilling Products Segment

Drilling Products revenue increased $4.3 million, or 44%, for the three months ended September 30, 2007 compared to the same period in 2006. Growth in rentals and services associated with the acquisition of Triumph and the expansion of our mud motor fleet contributed significantly to the increase.

Income from operations decreased $0.2 million, or 11%, for the three months ended September 30, 2007 compared to the same period in 2006. Income from operations as a percentage of revenue decreased to 12% in the third quarter of 2007 from 20% in the third quarter of 2006. The decrease in operating profit as a percentage of revenue is due to a decrease in product sales (which tend to have a fixed level of indirect costs) as a percentage of total revenues, coupled with increased indirect personnel and travel costs, and an incremental $0.7 million of depreciation and amortization associated with acquired assets.

Artificial Lift Segment

Artificial Lift revenue was $4.3 million for the three months ended September 30, 2007, a 26% decrease, versus $5.8 million for the same period in 2006. Sales have decreased significantly due to an overall decline in coal bed methane activity in the Powder River Basin as a result of lower wellhead gas prices in the Rocky Mountains, pipeline capacity constraints and a reduction in sales to a significant customer.

Income from operations decreased $0.4 million, or 45%, for the three months ended September 30, 2007 compared to the same period in 2006 due to decreased sales and service activity levels. Income from operations as a percentage of revenue decreased to 11% for the three months ended September 30, 2007 compared to 15% for the same period in 2006.

General Corporate

Operating expenses for the general corporate segment were $2.6 million for the third quarter of 2007 compared to $1.6 million for the same period in 2006. The increase was driven by a $0.5 million rise in payroll expenses for the addition of accounting and compliance staff, offset by a slight decrease in professional fees. In addition, $0.6 million of equity compensation expense associated with restricted stock and option grants made to employees, directors, and officers, was incurred in the third quarter of 2007 which was not incurred in 2006. Approximately $0.5 million of the equity compensation expense relates to restricted stock and option awards made to the CEO and CFO as part of one year and five year retention programs. Due to the increase in debt associated with the acquisition of Triumph, equity investment in Cavo Drilling Motors, and the acquisition of Sooner, interest expense increased from $0.3 million in the third quarter of 2006 to $0.8 million in the third quarter of 2007.

FLOTEK INDUSTRIES, INC.

CONSOLIDATED CONDENSED INCOME STATEMENT (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue
Product	$32,148	$24,566	$86,539	$53,753
Rental	6,016	3,031	17,836	8,970
Service	3,564	1,599	10,234	4,647

	41,728	29,196	114,609	67,370
Cost of revenue
Cost of product	19,174	14,662	51,406	32,447
Cost of rental	2,716	1,559	7,775	4,704
Cost of service	1,845	1,032	5,562	2,908

	23,735	17,253	64,743	40,059
Gross profit	17,993	11,943	49,866	27,311

Expenses:
Selling, general and administrative	7,690	5,086	21,455	12,348
Depreciation and amortization	1,648	725	4,553	1,975
Research and development	132	172	440	484

Total expenses	9,470	5,983	26,448	14,807

Income from operations	8,523	5,960	23,418	12,504

Other income (expense):
Interest expense	(834)	(327)	(2,544)	(750)
Investment income and other	325	69	709	91

Total other income (expense)	(509)	(258)	(1,835)	(659)
Income before income taxes	8,014	5,702	21,583	11,845
Provision for income taxes	(2,965)	(2,193)	(7,975)	(4,345)

Net income	$5,049	$3,509	$13,608	$7,500

Basic and diluted earnings per common share:
Basic earnings per common share	$0.27	$0.20	$0.75	$0.44
Diluted earnings per common share	$0.26	$0.19	$0.71	$0.41
Weighted average common shares used in computing basic earnings per common share	18,542	17,639	18,215	17,162
Incremental common shares from stock options and warrants	1,174	1,221	1,072	1,306

Weighted average common shares used in computing diluted earnings per common share	19,716	18,860	19,287	18,468

Third Quarter Conference Call

Date & Time:	Thursday, November 1, 2007
2:00 PM CDT (3:00 PM EDT)

Dial-In Number:	888-217-1175 (U.S. & Canada)
706-643-0285 (International)
Passcode 21924268
Call will be broadcast live at www.flotekind.com

Telephone Replay Number:	800-642-1687 (U.S. & Canada)
706-645-9291 (International)
Passcode 21924268

Replay:	Available through Saturday, November 3, 2007
Webcast replay available at www.flotekind.com

Dial-In Number:	888-217-1175 (U.S. & Canada)
706-643-0285 (International)
ID 10596558
Call will be broadcast live at www.flotekind.com

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

CONTACT:

Flotek Industries, Inc.

Brian Shannon, Investor Relations Manager

713.849.9911